AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of December 9, 2025, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Allspring Global Investments, LLC, a Delaware limited liability company (“Subadviser”), dated June 15, 2021, as amended November 4, 2022 (the “Agreement”).

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Allspring Global Investments, LLC

By:	/s/ David A. Weiss	By:	/s/ Traci McCormack
	Signature		Signature

Name:	David A. Weiss	Name:	Traci McCormack
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Global Head of Fund and Client Services

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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